January 2, 2008

Benda Pharmaceutical, Inc.
Sunny New World Tower, 25th Floor, Room 13
231 Xin Hua Road, Jianghan District
Wuhan, Hubei Province, PRC 430015

Attention:	Wan Yi Qing
Title:	Chairman and Chief Executive Officer

Dear Wan Yi Qing:

We are pleased that Benda Pharmaceutical, Inc. (the “Company”) has selected CRT Capital Group LLC (“CRT”) to act as its lead financial advisor in connection with reviewing the Company’s strategic and capital market alternatives, including exploration of any merger or acquisition, joint venture, divestiture, spin-off, financing or other strategic or capital market transaction (each, a “Transaction”) that the Company may choose to pursue. This letter (this “Engagement Letter”) sets forth the terms of CRT’s financial advisory engagement (the “Engagement”).

1.
Engagement. The Company hereby engages CRT to act as its lead financial advisor with respect to the advisory services set forth in paragraph 2 below. The parties acknowledge that (i) there can be no assurance that a Transaction will be completed and (ii) this Engagement Letter is solely for the use of the parties hereto and may not be relied on by any third party.

2.
Advisory Services. CRT shall provide such financial advice and assistance as the Company may reasonably request in connection with a review and, if applicable, and subject to future further engagement of CRT by the Company to effect a specific Transaction, the implementation of its strategic and capital markets alternatives. Such services may include, among other things, the following:

(a)	investigating the business, properties, operations and prospects of the Company;

(b)	assisting the Company in identifying its strategic and financial alternatives;

(c)	assisting the Company in defining and implementing its strategic and financial objectives;

(d)	reviewing the Company’s strategic and capital market plans and identifying and evaluating potential Transactions to give effect thereto;

Benda Pharmaceutical, Inc.
January 2, 2008

(e)	creating such financial models, valuation analyses and other analytical tools, as well as such written summaries or presentation materials, as may be necessary in connection with any of the foregoing;

(f)	assisting the Company in analyzing, planning and, on a preliminary basis, structuring any proposed Transaction;

(g)	identifying potential investors in any Transaction;

(h)	identifying potential counterparties in any Transaction;

(i)	assisting the Company in enhancing its institutional profile with the investor community (e.g., non-deal marketing and expanding the Company’s equity and scientific research coverage, etc.);

(j)
advising the Company of its capital markets alternatives for improving the trading dynamics for its common stock (e.g., market making opportunities and potential future listings on securities exchanges); and

(k)	assisting the Company in establishing an investor relations office in New York, New York, to support the Company’s capital market initiatives.

3.
Retainer. As partial compensation for services to be rendered hereunder by CRT, the Company agrees to issue to CRT, upon signing of this Engagement Letter, a to be determined number of stock purchase warrants (collectively, the “Retainer Stock Purchase Warrants” and individually, a “Retainer Stock Purchase Warrant”) with a total economic value equal to $400,000 (the “Non-Cash Retainer Fee”). Each Retainer Stock Purchase Warrant shall be entitled to purchase one share of the Company’s common stock, expire five years from the date of issuance, have an exercise price equal to the closing share price on the date this Engagement Letter is executed and be exercisable at any time after issuance on a cashless basis. For purposes of determining the specific number of Retainer Stock Purchase Warrants to be issued in connection with the Non-Cash Retainer Fee, the value of a Retainer Stock Purchase Warrant shall be determined using Bloomberg’s warrant valuation model with an assumed volatility for the Company’s common stock equal to 30%. A print out of the Bloomberg warrant valuation model output valuing a Retainer Stock Purchase Warrant with the terms set forth in this Section 3 and using the closing price of the Company’s common stock on the date of this Engagement Letter and 30% volatility has been attached for purposes of determining the number of Retainer Stock Purchase Warrants to be issued.

In the event that the Company raises any new capital or consummates any M&A transaction as described in Section 4 (a “Future Transaction”) resulting in a cash fee payable to CRT, CRT will credit $200,000 of economic value (which represents fifty percent of the economic value of the Non-Cash Retainer Fee) against any such cash fee for a Future Transaction.

4.
Engagement for Future Transactions. During the term of the Engagement and for a period of 12 months following the termination of this Engagement Letter, if the Company proposes to raise any new capital (as defined below) or engage in any M&A transaction (as defined below), then the Company shall give CRT notice of its intention to engage in such Transaction and an irrevocable, preferential right of first refusal to act as the Company’s lead managing underwriter, lead placement agent or lead financial advisor, as the case may be, and agree to negotiate an engagement pursuant thereto and as further specified below:

Benda Pharmaceutical, Inc.
January 2, 2008

(a)
Capital Raises. If the Company raises new capital in debt (including without limitation equity-linked debt) or equity securities (in any case, the “Securities”), it is contemplated that, in connection with any Transaction, the Company and CRT, as lead managing underwriter or lead placement agent, will enter into an underwriting or placement agent agreement (in either case, the “Underwriting Agreement”) in form and in substance satisfactory to CRT, the Company and their respective counsel. The precise amount, terms and rights of the Securities will be determined after discussion between the Company and CRT immediately prior to any offering.

CRT’s compensation for capital raising transactions will be as follows:

i.
In the case where the Company raises non-equity linked debt securities, the Underwriting Agreement will provide, among other things, that CRT will purchase the debt from the Company at a 5% discount from the stated aggregate principal amount of the debt securities, provided that in the event the offering of debt securities takes the form of a placement in lieu of an underwriting, CRT shall be paid a placement fee in cash upon consummation of the offering in an amount equal to 5% of the aggregate principal amount of debt securities sold in the offering.

ii.
In the case where the Company raises equity or equity-linked securities, the Underwriting Agreement will provide, among other things, that CRT will purchase the equity or equity-linked securities from the Company at a 6% discount to the aggregate gross proceeds of the equity or equity-linked securities sold in the offering, provided that in the event the offering of equity or equity-linked securities takes the form of a placement in lieu of an underwriting, CRT shall be paid a placement fee in cash equal to 6% of the aggregate gross proceeds of the equity or equity-linked securities sold in the offering and, in both the case of an underwriting or a placement, will also be issued by the Company stock purchase warrants (in either case, the “Underwriter Stock Purchase Warrants”) to purchase shares of the Company’s common stock representing 8% of the number of shares underlying the equity and equity-linked securities sold in the offering.

The Underwriter Stock Purchase Warrants will have a term of five years and an exercise price equal to the lowest price paid by investors in the equity or equity-linked offering. The Underwriter Stock Purchase Warrants shall, among other things: (i) be transferable to any affiliate, including officers and directors, of CRT, (ii) permit exercise on a cashless basis, (iii) grant CRT registration rights equal to those granted to investors in the equity or equity-linked offering, and (iv) contain such other terms, including anti-dilution provisions, as are customarily included in warrants of similar type.

Benda Pharmaceutical, Inc.
January 2, 2008

(b)
M&A Transactions. If the Company engages in any M&A transaction (including without limitation acquisition of assets or capital stock of another company, merger, divestiture or spin-off), it is contemplated that, in connection with any Transaction, the Company and CRT, as lead financial advisor, will enter into an advisory agreement (“Advisory Agreement”) specific to such transaction in form and in substance satisfactory to CRT, the Company and their respective counsel. The Advisory Agreement will provide, among other things, for an advisory success fee in an amount to be mutually agreed for each transaction, such advisory success fee to be negotiated pursuant to provisions for customary fees for transactions of similar size and nature for CRT and the investment banking industry.

5.	Finders’ Fee. The Company represents that there are no third party claims for services in the nature of a finder’s fee with respect to a Transaction.

6.
Expenses. The Company will bear all of its expenses in connection with the services to be provided under this Engagement Letter, including without limitation counsel and accounting fees and roadshow expenses, if any. In addition, the Company shall promptly, upon request therefore, reimburse CRT for all reasonable expenses (including without limitation fees and expenses of counsel, CRT BioMed LLC, any experts or consultants engaged by CRT in connection with performing its obligations hereunder and all travel, lodging, meals, mailing, telephone, due diligence and all other out-of-pocket expenses) incurred by CRT in connection with CRT’s engagement hereunder.

7.	Due Diligence. The Company will make available to CRT and its counsel all material information regarding the Company and its officers, directors and stockholders.

8.
Termination. Each of the Company and CRT may terminate this Engagement Letter upon five business days written notice to the other party at any time after the earlier or i) a Future Transaction or ii) July 2, 2008 (the “Termination Date”); provided that the Company shall pay to CRT all fees earned pursuant to this Engagement Letter through the Termination Date. In the event that the Company consummates a Transaction substantially similar to Transactions discussed with CRT herein within 12 months of the Termination Date, the Company will pay CRT the compensation with respect to any such Transaction provided in paragraphs 3 and 4 above (unless CRT terminates this Engagement Letter prior thereto, in which event no such compensation shall be payable to CRT). The Company's obligations with respect to all fees and expenses due and payable to CRT pursuant to the terms set forth herein shall survive any termination of CRT's engagement hereunder.

9.	Indemnification. The Company shall indemnify CRT pursuant to the terms and conditions set forth in Addendum I, which is hereby incorporated by reference.

10.
Governing Law; Jurisdiction; Amendment; Headings. This Engagement Letter shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein, without regard to conflicts of law principles. Each party hereby consents to submit to the jurisdiction of the courts of the United States of America located in the Southern District of New York. This Engagement Letter may not be modified or amended except in a writing duly executed by the parties hereto. The section headings in this Engagement Letter have been inserted as a matter of convenience of reference and are not part of this Engagement Letter.

Benda Pharmaceutical, Inc.
January 2, 2008

11.
Counterparts. For the convenience of the parties, this Engagement Letter may be executed in any number of counterparts, each of which shall be, and shall be deemed to be, an original instrument, but all of which taken together shall constitute one and the same Engagement Letter.

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If the foregoing correctly sets forth our understanding, please sign this Engagement Letter and return it to CRT.

Very truly yours,

CRT CAPITAL GROUP LLC

By:	/s/ George Bickerstaff
Name:	George Bickerstaff
Title:	Managing Director

Accepted and agreed as of the first date written above:

BENDA PHARMACEUTICAL, INC.

By:	/s/ Yiqing Wan
Name:	Yiqing Wan
Title:	President

ADDENDUM I

This Addendum I is attached to and incorporated by reference into the foregoing engagement letter (the “Engagement Letter”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Engagement Letter.

The Company hereby agrees to indemnify and hold harmless CRT and its affiliates, and the respective directors, officers, partners, members, controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended), agents, counsel and employees of CRT or any of its affiliates (CRT and each such other person or entity being referred to individually as an “Indemnified Person” and, collectively, as “Indemnified Persons”), to the full extent lawful, from and against any and all claims, liabilities, losses, damages, penalties, judgments, awards and expenses incurred by any Indemnified Person (including fees and disbursements of counsel) which (A) relate to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or alleged to have been made or any statements omitted or alleged to have been omitted, whether in connection with any information or materials prepared by or for the Company or CRT or any other oral or written statements) by the Company, its affiliates, directors, employees or agents, or (ii) actions taken or omitted to be taken by an Indemnified Person with the Company's consent or in conformity with its instructions or its actions or omissions, or (B) otherwise relate to or arise out of CRT's activities on the Company's behalf in connection with the Engagement Letter (collectively, “Damages”). In addition, the Company will reimburse CRT and any other Indemnified Person for all costs and expenses, including counsel fees and disbursements, as they are incurred, in connection with investigating, preparing and defending any action, formal or informal claim, investigation, inquiry or other proceeding (collectively, “Action”), whether or not in connection with pending or threatened litigation, caused by or arising out of or in connection with CRT acting pursuant to the Engagement Letter, whether or not CRT or any Indemnified Person is named as a party thereto and whether or not any liability results therefrom; provided the Company shall have the right to review and comment upon such Indemnified Person’s selection and retention of counsel. The Company will not, however, be responsible for any Damages pursuant to clause (B) above which are finally judicially determined by a court of competent jurisdiction (not subject to further review) to have resulted primarily from CRT's willful misconduct or gross negligence. The Company also agrees that neither CRT nor any other Indemnified Person shall have any liability to the Company for or in connection with such engagement except for any such liability for Damages incurred by the Company which are finally judicially determined by a court of competent jurisdiction (not subject to further review) to have resulted primarily from CRT's willful misconduct or gross negligence.

The Company will not, without CRT's prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Action in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Damages arising out of such Action.

In order to provide for just and equitable contribution, if a claim for indemnification is made pursuant to these provisions, but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification is not available for any reason even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and CRT on the other hand, shall contribute to such Damages for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company and its shareholders and creditors, on the one hand, and CRT on the other hand, in connection with the actions contemplated by the engagement, subject to the limitation that in any event the aggregate contribution of CRT and all Indemnified Persons to all Damages to which contribution is available hereunder shall not exceed the amount of fees actually received by CRT pursuant to the Engagement Letter. For the purposes of this agreement, the relative benefits to the Company and its shareholders and creditors, on the one hand, and CRT, on the other hand, of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or retained or contemplated to be received or retained by the Company and its shareholders and creditors in the transaction or transactions that are the subject of the Engagement, whether or not any such transaction is consummated, bears to (b) the fees paid or contemplated to be paid to CRT under the Engagement Letter.

The foregoing right to indemnity and contribution shall be in addition to any rights that CRT or any other Indemnified Person may have at common law or otherwise and shall remain in full force and effect following the completion or any termination of CRT's engagement and shall be binding on and inure to the benefit of the successors, assigns, heirs and personal representatives of the Company and CRT and any other Indemnified Party.